CNX Coal Resources LP Announces Results for the Third Quarter 2017

PITTSBURGH, PA - October 30, 2017 - CNX Coal Resources LP (NYSE: CNXC) today reported financial and operating results for the quarter ended September 30, 2017.

Third Quarter 2017 Results

Highlights of the CNXC third quarter 2017 results include:

•	Cash distribution of $0.5125 per limited partner unit

•	Net income of $3.6 million

•	Adjusted EBITDA[1] of $18.5 million

•	Leverage ratio[1] improves to 1.9x compared to 2.5x on December 31, 2016

•	Coal sales improve 5% to 1.6 million tons, compared to the year-ago period

Management Comments

"While the third quarter of 2017 was challenging on the operational front, the CNXC team stayed focused on meeting our customers' needs and managing our cost structure while production was limited" said Jimmy Brock, Chief Executive Officer of CNX Coal Resources GP LLC (the "general partner"). "The marketing team did an excellent job of communicating with our customers to make sure that shipments were managed to meet their requirements during the quarter when we were volume-constrained due to Enlow Fork geological conditions in July, and one idled Bailey longwall in September. The operational team added incremental shifts at other longwalls to make up for some of the lost production and we expect to do this in the fourth quarter as well. I am very pleased to announce that all of our longwalls resumed production in the first week of October and we expect to meet our contractual obligations and sales guidance for the full year."

Sales & Marketing

On the marketing front, the third quarter was relatively strong despite the unforeseen issues with production. We sold 1.6 million tons of coal to 42 different end users and more importantly took advantage of further improvements in the forward markets to secure additional contracts for the future. The CNXC marketing team was successful in securing additional tonnage in both the cross-over metallurgical and thermal coal markets to improve our sold position for 2018 and 2019 to 80% and 41%, respectively assuming an approximately 6.75 million ton production run rate. We are also fully contracted for the balance of 2017.

Demand and pricing for our export coal continued to strengthen throughout the third quarter and into October. Recent strength in international thermal coal markets has been driven by a variety of factors, including strong demand from China and continued growth in demand from developing markets such as India, coupled with labor and weather related issues that have affected seaborne supplies of thermal coal and petroleum coke. During the third quarter of 2017, index prices for prompt delivery of thermal coal into northwest Europe rose by more than 10% and averaged ~40% higher than the year-ago quarter. Against this backdrop, we worked to expand the international markets for our product, securing approval for our coal to be used in an African industrial market that typically has been dominated by South African suppliers. Additionally in the third quarter, we contracted 200 thousand new tons in the crossover high-vol metallurgical market for delivery during the remainder of 2017 and first quarter of 2018.

On the domestic side, according to the latest data published by the U.S. Energy Information Administration (EIA), power plant coal stockpiles stood at 144 million tons as of the end of August, which was down 16 million tons compared to the same time last year. Declining inventory levels at power plants, steady natural gas prices, a strong export market, and production issues in Northern Appalachia create a very attractive scenario for tightening the domestic steam coal market ahead of impending winter demand. We believe this dynamic should support both spot and term contracting activity, providing us with attractive opportunities to add to our existing solid base of sales for the next several years.

Operations Summary

The third quarter of 2017 was a challenging quarter for us on the operational front, and it significantly impacted our ability to deliver normal production volumes at the Pennsylvania Mining Complex (PAMC). In the month of July, our production was limited by Enlow Fork geological issues, which we previously disclosed. On a positive note, our operational team was largely able to make up for the lost production from July by delivering record production as the PAMC achieved its highest-ever monthly coal production in August. However, this was followed by an unanticipated permit delay at one of our longwalls at Bailey, which essentially reduced our productive capacity by 20% for the month of September. Despite all of these challenges, CNXC produced 1.5 million tons of coal during the third quarter, compared to 1.5 million tons in the year-ago quarter. We also sold 1.6 million tons of coal during the third quarter of 2017 compared to 1.5 million tons during the year-ago period.

On the pricing front, our average revenue per ton was mostly in line with the year-ago period, as improved pricing for our export shipments was offset by lower pricing for our domestic shipments and by a smaller portion of our production being sold into the domestic market. Domestic realizations were impacted by lower demand due to milder summer weather and lower power prices in our domestic market areas versus the year-ago quarter, which reduced realizations under our netback contracts and caused us to ship a greater portion or our production into the export thermal market rather than the domestic thermal market. Export shipments accounted for approximately 33% of our total sales volume during the third quarter, and pricing for our export shipments, though much improved versus last year, still averaged below pricing for our domestic shipments.

Our total cost of coal sold increased to $59.0 million during the third quarter, compared to $54.1 million during the year-ago quarter, driven primarily by one month of idle time at one Bailey longwall and by higher-than-expected costs at Enlow Fork. The average cost of coal sold1 in the quarter increased by 4.3% to $37.32 per ton, compared to $35.79 per ton in the year-ago quarter. Our average cash margin per ton sold1 declined by 11.9% compared to the year-ago quarter due largely to this higher average cost of coal sold.

Our selling, general and administrative expenses for the quarter were approximately $4.3 million compared to $2.7 million for the year-ago period. The increase was largely driven by the modification of certain employees' phantom awards to eliminate the service requirement as a result of organizational restructuring.

Bailey Mine Update and Operational Outlook

On October 6, 2017, the Bailey longwall that was affected by the permit delay completed its move to the new panel. The PAMC is now running at its normal production rate and in order to make up for the lost production during the third quarter, we expect to run additional shifts over the weekends during the fourth quarter. Furthermore, we are reviewing various cost reduction measures to offset the soft third quarter results. We are reducing our planned capital spending for the remainder of the year and adjusting our guidance ranges to reflect the same.

		Three Months Ended
		September 30, 2017	September 30, 2016
Coal Production	million tons	1.5	1.5
Coal Sales	million tons	1.6	1.5
Average Revenue Per Ton	per ton	$44.16	$44.30
Average Cost of Coal Sold[1]	per ton	$37.32	$35.79
Average Cash Margin Per Ton Sold[1]	per ton	$13.22	$15.01

Conversion of Class A Preferred Units

On October 2, 2017, pursuant to the terms of the Class A Units, CONSOL Energy Inc. elected to convert 3,956,496 of its Class A units (100% of the Class A units) into 3,956,496 Common Units of CNX Coal Resources LP for no additional consideration. With this conversion, CONSOL Energy Inc. owns 5,006,496 Common Units, 11,611,067 Subordinated Units, 100% of the incentive distribution rights and a 1.7% general partner interest (reflecting 100% of the general partner units) of CNX Coal Resources LP.

Quarterly Distribution

During the third quarter of 2017, CNXC generated net cash provided by operating activities of $20.0 million and distributable cash flow1 of $5.7 million, yielding a distribution coverage ratio of 0.5x1. Our distribution coverage ratio calculation is based on the estimated maintenance capital expenditure of $8.9 million, while our actual cash maintenance capital expenditure for the third quarter was $6.8 million. Based on our current outlook for the coal markets, lower actual capital expenditures and strong net cash provided by operating activities, the board of directors of the general partner, has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. In making this decision, the board also considered the impact of several unusual items such as the Bailey longwall idling and organizational restructuring, which weighed on the third quarter results. As previously announced on October 26, 2017, the distribution to all unitholders of the Partnership will be made on November 15, 2017, to such holders of record at the close of business on November 8, 2017.

Name Change in Connection with the Spin-off

In connection with the impending spin-off of CONSOL Energy Inc.'s coal business, the board of directors of our general partner has approved the name change of CNX Coal Resources LP to CONSOL Coal Resources LP. In connection with the name change, CNX Coal Resources will also change its NYSE ticker symbol to "CCR" from "CNXC", and its common units will continue to be listed on NYSE. The name and ticker symbol changes will be effective on the date of the distribution of CONSOL Mining Corporation shares to CONSOL Energy Inc. stockholders, which currently is anticipated in the month of November 2017.

Refinancing of Revolving Credit Facility in Connection with the Spin-off

On October 16, 2017, CONSOL Mining Corporation (“CONSOL Mining”), a subsidiary of CONSOL Energy, filed an Amendment No. 4 to the Registration Statement on Form 10 to provide preliminary estimated results for the quarter ended September 30, 2017 related to the assets and businesses that CONSOL Mining is expected to own on completion of the spin-off. It is anticipated that CONSOL Mining will enter into various financing arrangements in connection with the spin-off, the proceeds of which will be used, among other things, to refinance as an intercompany loan the existing indebtedness of the Partnership under its Revolving Credit Facility (subject to approval by the conflicts committee of the board of directors of our general partner and by the full board of directors of our general partner and subject to execution of an amendment to the operating agreement in respect of the Pennsylvania Mining Complex). In connection therewith and subject to completion of the spin-off and approval by the conflicts committee of the board of directors of our general partner and by the full board of directors of our general partner, it is anticipated that the Partnership’s Revolving Credit Facility will be fully repaid and terminated and the Partnership will enter into an intercompany loan agreement with CONSOL Mining, which will subsequently become the owner of our general partner.

Guidance and Outlook

Based on our year-to-date results, production plans, outlook for the coal markets, and improved visibility we are adjusting our previously provided guidance ranges for 2017:

•	Coal sales of 6.50-6.75 million tons

•	Adjusted EBITDA[1] of $95-$102 million[2]

•	Maintenance capital expenditures of $23-$27 million

Third Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the third quarter of 2017 financial and operational results, is scheduled for October 30, 2017 at 5:00 PM EDT. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.cnxlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928

Participant international dial in        1-412-902-4112

1 "Adjusted EBITDA", "Distribution coverage ratio", "Distributable cash flow", "Average cost of coal sold", “Average cash margin per ton sold” and "Leverage ratio" are non-GAAP financial measures, which are reconciled to GAAP financial measures under the caption "Reconciliation of Non-GAAP Financial Measures".
2 CNXC is unable to provide a reconciliation of Adjusted EBITDA guidance to Net Income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CNX Coal Resources LP

CNX Coal Resources is a growth-oriented master limited partnership formed by CONSOL Energy Inc. (NYSE: CNX) to manage and further develop all of CONSOL’s active coal operations in Pennsylvania. Its assets include a 25% undivided interest in, and operational control over, CONSOL’s Pennsylvania mining complex, which consists of three underground mines and related infrastructure. More information is available on our website www.cnxlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@cnxlp.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@cnxlp.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs such as general and administrative costs and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cost of coal sold per ton, less depreciation, depletion and amortization.

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CNX Coal Resources LP 2015 Long-Term Incentive Plan ("Unit Based Compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities.

We define leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2017	2016
Total Costs	$74,650	$63,413
Freight Expense	(5,451)	(2,407)
Selling, General and Administrative Expenses	(4,283)	(2,660)
Interest Expense	(2,404)	(2,223)
Other Costs (Non-Production)	(2,965)	(1,508)
Depreciation, Depletion and Amortization (Non-Production)	(544)	(544)
Cost of Coal Sold	$59,003	$54,071

The following table presents a reconciliation of average cash margin per ton for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2017	2016
Total Coal Revenue	$69,811	$66,922
Operating and Other Costs	52,160	45,531
Depreciation, Depletion and Amortization	10,352	10,592
Less: Other Costs (Non-Production)	(2,965)	(1,508)
Less: Depreciation, Depletion and Amortization (Non-Production)	(544)	(544)
Total Cost of Coal Sold	$59,003	$54,071
Total Tons Sold	1,581	1,511
Average Revenue Per Ton Sold	$44.16	$44.30
Average Cost Per Ton Sold	37.32	35.79
Average Margin Per Ton Sold	6.84	8.51
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	6.38	6.50
Average Cash Margin Per Ton Sold	$13.22	$15.01

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2017	2016
Net Income	$3,614	$6,401
Plus:
Interest Expense	2,404	2,223
Depreciation, Depletion and Amortization	10,352	10,592
Unit Based Compensation	2,084	289
Adjusted EBITDA	$18,454	$19,505
Less:
Cash Interest	1,962	2,181
PA Mining Acquisition Adjusted EBITDA[3]	—	3,539
Distributions to Preferred Units[4]	1,851	—
Estimated Maintenance Capital Expenditures	8,893	6,929
Distributable Cash Flow	$5,748	$6,856

Net Cash Provided by Operating Activities	$20,029	$22,489
Plus:
Interest Expense	2,404	2,223
Other, Including Working Capital	(3,979)	(5,207)
Adjusted EBITDA	$18,454	$19,505
Less:
Cash Interest	1,962	2,181
PA Mining Acquisition Adjusted EBITDA[3]	—	3,539
Distributions to Preferred Units[4]	1,851	—
Estimated Maintenance Capital Expenditures	8,893	6,929
Distributable Cash Flow	$5,748	$6,856
Distributions	$12,228	$12,148
Distribution Coverage	0.5	0.6
3PA Mining Acquisition Adjusted EBITDA relates to the amount of Adjusted EBITDA acquired with the PA Mining Acquisition in September 2016.
4Distributions to Preferred Units represents income attributable to preferred units prior to conversion.

Note: The above table reflects the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

The following table presents a reconciliation of leverage ratio (in thousands, except per ton information).

Twelve Months Ended
September 30, 2017
Net Income	$40,881
Plus:
Interest Expense	9,699
Depreciation, Depletion and Amortization	41,812
Unit Based Compensation	4,072
Capitalized Interest	257
Amortization of Debt Issuance Costs	(898)
EBITDA Per Revolving Credit Agreement	$95,823

Borrowings on Revolving Credit Facility	$188,000
Capitalized Leases	174
Total Debt	188,174
Less:
Cash on Hand	3,574
Net Debt Per Revolving Credit Agreement	$184,600

Leverage Ratio (Net Debt/EBITDA)	1.9

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: generation of sufficient distributable cash flow to support the payment of minimum quarterly distributions; changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement and employee services agreement; changes in availability and cost of capital; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; uncertainties as whether and when CONSOL Energy’s proposed spin-off of its coal business will be completed; diversion of management's attention from the operation of the PAMC due to the possible spin-off; the impact of having a new sponsor of the Partnership and the related risks related to the new sponsor; the possibility that the spin-off will trigger an event of default under the Partnership’s Revolving Credit Facility and the related possibly that the proposed refinancing of the Revolving Credit Agreement through an intercompany loan agreement will not be completed and other factors discussed in our 2016 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX COAL RESOURCES LP
EARNINGS SUMMARY
(Dollars in thousands)
(unaudited)

	For the Three Months Ended,
	September 30,
	2017	2016	Variance
Revenue:
Coal Revenue	$69,811	$66,922	$2,889
Freight Revenue	5,451	2,407	3,044
Other Income	3,002	485	2,517
Total Revenue and Other Income	78,264	69,814	8,450
Cost of Coal Sold:
Operating Costs	49,195	44,023	5,172
Depreciation, Depletion and Amortization	9,808	10,048	(240)
Total Cost of Coal Sold	59,003	54,071	4,932
Other Costs:
Other Costs	2,965	1,508	1,457
Depreciation, Depletion and Amortization	544	544	—
Total Other Costs	3,509	2,052	1,457
Freight Expense	5,451	2,407	3,044
Selling, General and Administrative Expenses	4,283	2,660	1,623
Interest Expense	2,404	2,223	181
Total Costs	74,650	63,413	11,237
Net Income	$3,614	$6,401	$(2,787)

Limited Partner Units Outstanding - Basic	23,339,457	23,226,712	113
Limited Partner Units Outstanding - Diluted	23,501,164	23,469,615	32

Net Income Allocable to Limited Partner Units	$1,555	$4,922	$(3,367)

Net Income per Limited Partner Unit - Basic	$0.07	$0.21	$(0.14)
Net Income per Limited Partner Unit - Diluted	$0.07	$0.21	$(0.14)

Adjusted EBITDA	$18,454	$19,505	$(1,051)

Distributable Cash Flow	$5,748	$6,856	$(1,108)

CNX COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

ASSETS	September 30, 2017	December 31, 2016
Current Assets:
Cash	$3,574	$9,785
Trade Receivables	23,808	23,418
Other Receivables	454	515
Inventories	11,948	11,491
Prepaid Expenses	5,065	3,512
Total Current Assets	44,849	48,721
Property, Plant and Equipment:
Property, Plant and Equipment	890,170	876,690
Less—Accumulated Depreciation, Depletion and Amortization	472,717	442,178
Total Property, Plant and Equipment—Net	417,453	434,512
Other Assets:
Other	19,247	21,063
Total Other Assets	19,247	21,063
TOTAL ASSETS	$481,549	$504,296

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$19,872	$18,797
Accounts Payable—Related Party	1,906	1,666
Other Accrued Liabilities	41,851	44,318
Total Current Liabilities	63,629	64,781
Long-Term Debt:
Revolver, Net of Debt Issuance and Financing Fees	185,517	197,843
Capital Lease Obligations	89	146
Total Long-Term Debt	185,606	197,989
Other Liabilities:
Pneumoconiosis Benefits	2,891	2,057
Workers’ Compensation	3,263	3,090
Asset Retirement Obligations	9,495	9,346
Other	427	463
Total Other Liabilities	16,076	14,956
TOTAL LIABILITIES	265,311	277,726
Partners' Capital:
Class A Preferred Units (3,956,496 Units Outstanding at September 30, 2017 and December 31, 2016)	69,151	69,151
Common Units (11,747,584 Units Outstanding at September 30, 2017; 11,618,456 Units Outstanding at December 31, 2016)	137,366	140,967
Subordinated Units (11,611,067 Units Outstanding at September 30, 2017 and December 31, 2016)	(13,985)	(7,631)
General Partner Interest	12,015	12,274
Accumulated Other Comprehensive Income	11,691	11,809
Total Partners' Capital	216,238	226,570
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$481,549	$504,296

CNX COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Three Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$3,614	$6,401
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	10,352	10,592
Gain on Sale of Assets	(6)	(2)
Unit Based Compensation	2,084	289
Other Adjustments to Net Income	224	223
Changes in Operating Assets:
Accounts and Notes Receivable	2,915	1,599
Inventories	2,059	(464)
Prepaid Expenses	(2,385)	(1,414)
Changes in Other Assets	(141)	180
Changes in Operating Liabilities:
Accounts Payable	3,832	3,821
Accounts Payable - Related Party	(290)	85
Other Operating Liabilities	(2,548)	917
Changes in Other Liabilities	319	262
Net Cash Provided by Operating Activities	20,029	22,489
Cash Flows from Investing Activities:
Capital Expenditures	(6,789)	(3,068)
PA Mining Acquisition	—	(21,500)
Proceeds from Sales of Assets	—	2
Net Cash Used in Investing Activities	(6,789)	(24,566)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(22)	(21)
(Payments on) Proceeds from Revolver	(2,000)	10,000
Payments for Unitholder Distributions	(14,050)	(6,193)
Tax Cost from Unit-Based Compensation	(202)	—
Net Change in Parent Advances	—	(4,358)
Net Cash Used in Financing Activities	(16,274)	(572)
Net Decrease in Cash	(3,034)	(2,649)
Cash at Beginning of Period	6,608	8,963
Cash at End of Period	$3,574	$6,314